Filed Pursuant to Rule 433

Registration No. 333-194298

GILEAD SCIENCES, INC.

PRICING TERM SHEET

Dated September 9, 2015

Issuer:	Gilead Sciences, Inc.

Current Ratings:*	A3 / A-

Title of Securities:

1.850% Senior Notes due 2018 (the “2018 Notes”)

2.550% Senior Notes due 2020 (the “2020 Notes”)

3.250% Senior Notes due 2022 (the “2022 Notes”)

3.650% Senior Notes due 2026 (the “2026 Notes”)

4.600% Senior Notes due 2035 (the “2035 Notes”)

4.750% Senior Notes due 2046 (the “2046 Notes”)

Principal Amount:	2018 Notes: $1,000,000,000 2020 Notes: $2,000,000,000 2022 Notes: $1,000,000,000 2026 Notes: $2,750,000,000 2035 Notes: $1,000,000,000 2046 Notes: $2,250,000,000

Trade Date:	September 9, 2015

Original Issue Date (Settlement Date):	September 14, 2015

Maturity Date:	2018 Notes: September 4, 2018 2020 Notes: September 1, 2020 2022 Notes: September 1, 2022 2026 Notes: March 1, 2026 2035 Notes: September 1, 2035 2046 Notes: March 1, 2046

Interest Rate:	2018 Notes: 1.850% 2020 Notes: 2.550% 2022 Notes: 3.250% 2026 Notes: 3.650% 2035 Notes: 4.600% 2046 Notes: 4.750%

Price to Public:	2018 Notes: 99.989% 2020 Notes: 99.820% 2022 Notes: 99.859% 2026 Notes: 99.596% 2035 Notes: 99.665% 2046 Notes: 99.587%

Yield to Maturity:	2018 Notes: 1.854% 2020 Notes: 2.589% 2022 Notes: 3.273% 2026 Notes: 3.697% 2035 Notes: 4.626% 2046 Notes: 4.776%

Spread to Benchmark Treasury:	2018 Notes: 80 basis points 2020 Notes: 105 basis points 2022 Notes: 135 basis points 2026 Notes: 150 basis points 2035 Notes: 165 basis points 2046 Notes: 180 basis points

Benchmark Treasury:

2018 Notes: 1.000% due August 15, 2018

2020 Notes: 1.375% due August 31, 2020

2022 Notes: 1.875% due August 31, 2022

2026 Notes: 2.000% due August 15, 2025

2035 Notes: 3.000% due May 15, 2045

2046 Notes: 3.000% due May 15, 2045

Benchmark Treasury Price /Yield:	2018 Notes: 99-27 / 1.054% 2020 Notes: 99-7 / 1.539% 2022 Notes: 99-22 / 1.923% 2026 Notes: 99-8 / 2.197% 2035 Notes: 100-15 / 2.976% 2046 Notes: 100-15 / 2.976%

Interest Payment Dates:

2018 Notes: March 4 and September 4, commencing March 4, 2016

2020 Notes: March 1 and September 1, commencing March 1, 2016

2022 Notes: March 1 and September 1, commencing March 1, 2016

2026 Notes: March 1 and September 1, commencing March 1, 2016

2035 Notes: March 1 and September 1, commencing March 1, 2016

2046 Notes: March 1 and September 1, commencing March 1, 2016

Make-Whole Call:

2018 Notes: At any time at a discount rate of Treasury plus 12.5 basis points;

2020 Notes: At any time at a discount rate of Treasury plus 15 basis points;

2022 Notes: At any time prior to July 1, 2022 at a discount rate of Treasury plus 20 basis points;

2026 Notes: At any time prior to December 1, 2025 at a discount rate of Treasury plus 25 basis points;

2035 Notes: At any time prior to March 1, 2035 at a discount rate of Treasury plus 25 basis points;

2046 Notes: At any time prior to September 1, 2045 at a discount rate of Treasury plus 30 basis points;

Par Call:	2022 Notes: On or after July 1, 2022 2026 Notes: On or after December 1, 2025 2035 Notes: On or after March 1, 2035 2046 Notes: On or after September 1, 2045

CUSIP / ISIN:

2018 Notes: 375558 BE2 / US375558BE21

2020 Notes: 375558 BB8 / US375558BB81

2022 Notes: 375558 BC6 / US375558BC64

2026 Notes: 375558 BF9 / US375558BF95

2035 Notes: 375558 BG7 / US375558BG78

2046 Notes: 375558 BD4 / US375558BD48

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

J.P. Morgan Securities LLC

Goldman, Sachs & Co. (2026 Notes and 2046 Notes)

Barclays Capital Inc. (2026 Notes and 2046 Notes)

Wells Fargo Securities, LLC (2020 Notes and 2035 Notes)

HSBC Securities (USA) Inc. (2020 Notes and 2035 Notes)

Morgan Stanley & Co. LLC (2018 Notes and 2022 Notes)

Mizuho Securities USA Inc. (2018 Notes and 2022 Notes)

Co-Managers:	RBC Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P. Evercore Group L.L.C.

*	Note: a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the Preliminary Prospectus Supplement issued by Gilead Sciences, Inc. on September 9, 2015 relating to its Prospectus dated March 4, 2014.